Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES THIRD QUARTER 2015 RESULTS

- Led by Continued Strong Performance at the Silver Slipper Casino & Hotel,
Consolidated Net Revenues Increased 4.1% and Adjusted EBITDA Increased 20.5% From Prior-Year Period

- Net Income for the Third Quarter of 2015 Rose to $2.0 Million, or $0.11 per Common Share

- Silver Slipper Hotel is Now Completely Open;
Final Phase Opened in Late-September 2015

- Rising Star Casino Resort Benefits from $1.4 Million Property Tax Settlement and Focus on Costs;
Transformed Into the Region's First-Ever Christmas Casino Through January 3rd

Las Vegas – November 10, 2015 – Full House Resorts (NASDAQ: FLL) today announced results for the third quarter and year-to-date period ended September 30, 2015.

"The third quarter of 2015 continued many of the trends that we saw in the first half of the year," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "Adjusted Property EBITDA(a) at the Silver Slipper continued to grow, up 39.0% from the third quarter of 2014. The property continues to benefit from marketing initiatives enacted earlier in the year and its new hotel, which began its phased opening in May and had its official grand opening on September 22. With hotel construction complete, we regained full access to our surface parking lot and introduced our guests to our newest amenity.

"At Rising Star, the property benefited from a $1.4 million property tax settlement and a careful focus on costs," continued Mr. Lee. "Adjusted Property EBITDA increased to $2.5 million in the third quarter of 2015 from $1.7 million in last year's period. Both periods benefited from adjustments. This year's third quarter reflected the property tax settlement, while last year's third quarter included a $612,000 adjustment for over-accrual of gaming taxes. Additionally, last week we unveiled some exciting holiday changes at Rising Star, transforming the resort into the region's first-ever Christmas Casino. Through January 3, guests can enjoy a uniquely festive holiday environment, complete with animatronic displays, special holiday menus at our re-branded Mrs. Claus's Kitchen Buffet and Yuletide Inn restaurants, live reindeer, and a crew of Santa's helpers throughout the resort. We hosted a press event on November 5 and are pleased with the early reaction to our unique approach to the holiday season.

"Our Northern Nevada segment is also showing encouraging signs. At Grand Lodge Casino, casino volumes grew in the quarter, with our slot coin-in increasing 5.6% and our table games drop rising 11.0%. Hold percentages, however, were below last year, causing modest declines in net revenues and Adjusted Property EBITDA. At Stockman's Casino, a careful focus on costs and new marketing initiatives helped improve Adjusted Property EBITDA, but not enough to offset the effects of adverse hold at Grand Lodge Casino.

"Lastly, Bronco Billy's Casino and Hotel in Cripple Creek, Colorado continues to benefit from its May 2015 expansion, and its financial results continue to rise from when we signed our purchase agreement. Simultaneous with the acquisition process for Bronco Billy's, we are in the midst of refinancing our debt, and expect to conclude both in late 2015 or early 2016."

On a consolidated basis, net revenues in the third quarter of 2015 were $34.3 million versus $32.9 million in the prior-year period. The prior-year results included $273,000 of revenues from a tribal management agreement that expired in September 2014. Adjusted EBITDA rose 20.5% (to $6.3 million from $5.2 million) despite the expiration of the tribal management contract. The current-period results reflect marketing improvements at Silver Slipper and the opening of our new hotel, cost controls and the $1.4 million property tax settlement at Rising Star, and a focus on expense reduction at Stockman's Casino and at corporate.

Net income for the third quarter of 2015 was $2.0 million, or $0.11 per common share, compared to a net loss of $766,000, or a loss of $0.04 per common share, in the prior-year period.

Third Quarter 2015 Highlights and Subsequent Events

•
Net revenues at the Silver Slipper Casino and Hotel rose 23.0% in the third quarter of 2015 to $14.9 million from $12.1 million in the prior-year quarter. Adjusted Property EBITDA rose 39.0% to $2.4 million in the 2015 third quarter from $1.7 million in the 2014 period. The property continues to benefit from marketing changes enacted early in 2015, as well as the opening of its 129-room hotel. The Silver Slipper's hotel opened in phases beginning in May 2015 and, as of late September, is now completely open. The total construction costs for the hotel, including capitalized interest, were approximately $20.5 million.

•
At the Rising Star Casino Resort, net revenues were $12.6 million in the 2015 third quarter versus $13.4 million in the 2014 period. Careful cost controls and a $1.4 million property tax settlement resulted in Adjusted Property EBITDA rising to $2.5 million from $1.7 million. The property tax settlement resolves the Company's appeal of its real property tax assessments in Ohio County, Indiana for the tax years 2011 through 2014, establishes the real property tax assessment for the tax year 2015, and creates certain parameters affecting the calculation of the real property assessment for the tax years 2016 and 2017.

•
On November 5, 2015, Rising Star was transformed into the Christmas Casino, complete with elaborate animatronic displays, live reindeer, holiday outfits for our operations team on the casino floor, and special Christmas menus at the resort's restaurants, which have been re-branded for the holiday season. For further information on the Christmas Casino, please visit www.TheChristmasCasino.com.

•
The Northern Nevada segment, which consists of the Grand Lodge and Stockman’s casinos, was affected by adverse hold during the third quarter of 2015. At Grand Lodge Casino, both table games and slot volumes increased versus the prior-year period, up 11.0% and 5.6%, respectively. Hold in the casino, however, was below both the third quarter of 2014 and the three-year historical average. As a result, Northern Nevada revenues declined to $6.8 million from $7.1 million in the 2014 third quarter. Adjusted Property EBITDA for the Northern Nevada segment was $2.2 million in the third quarter of 2015 versus $2.5 million in the 2014 period.

•
On September 27, 2015, the Company entered into an agreement to purchase the assets and certain liabilities of Bronco Billy's Casino and Hotel in Cripple Creek, Colorado for $30.0 million, subject to working capital and other certain adjustments. Targeting the approximately 700,000 people in the Colorado Springs MSA, Bronco Billy's has approximately 830 slot and video poker machines, 13 table games, a 24-room hotel, a steakhouse, four casual dining outlets, and an outdoor amphitheater. We expect to close on this acquisition in late 2015 or early 2016 simultaneous with the refinancing of the Company's outstanding first and second lien debt, subject to regulatory approvals and completion of other customary closing conditions.

•
The Company incurred approximately $730,000 of project development, acquisition, and pre-opening expenses during the third quarter of 2015. Of this amount, approximately $452,000 related to Bronco Billy's Casino and Hotel, both for due diligence and the negotiation of the purchase agreement. Approximately $215,000 related to the Company's American Place proposal.

•
The Company has made numerous presentations in Indianapolis regarding its American Place proposal, wherein it responded to a "request for proposals" (RFP) issued by the Indianapolis Airport Authority. The Airport Authority has indicated that it intends to reach a decision in its RFP process by year end. The Company's American Place proposal involves development of a $650 million lifestyle center with, amongst other items, approximately 700,000 square feet of high-end creative retail space, unique attractions, apartments, offices, and theaters, anchored by a modest-sized, high-end casino. The proposal does not seek any public funding or financial support, but will require legislative approval to relocate approximately half of the gaming capacity currently permitted at Rising Star Casino Resort. A third-party study estimates that American Place would generate approximately $85 million per year in state and local taxes, create approximately 4,000 permanent jobs, and attract 10 to 15 million visitors per year. Additional details are available at www.AmericanPlace.us.

Liquidity and Capital Resources
As of September 30, 2015, the Company had $14.5 million in cash (including restricted cash) and $68.0 million in outstanding first and second lien debt. Of the Company’s $5.0 million revolving credit facility, $0.5 million was drawn at September 30, 2015. The Company’s other debt is principally $6.3 million that remains outstanding on the capital lease related to the hotel that opened at Rising Star in late 2013.

Conference Call Information
The Company will host a conference call for investors today, November 10, 2015, at 1:30 p.m. PT (4:30 p.m. ET) to discuss its 2015 third quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 395-3227 or, for international callers, (719) 325-2495.

A replay of the conference call will be available shortly after the conclusion of the call through November 24, 2015. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (877) 870-5176 or, for international callers, (858) 384-5517 and using the passcode 243052.

Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including, without limitation, our dependence on existing management, regulatory approvals (including the ability to maintain gaming licenses in Indiana, Nevada and Mississippi), completing our pending acquisition of Bronco Billy's including obtaining regulatory approvals, compliance with conditions precedent under the purchase agreement, the increase in Full House's indebtedness if the acquisition closes, the risk the acquisition does not close, selection of the Company's development proposal by the Indianapolis Airport Authority and legislative approval allowing a casino on such site, financing sources and terms, the ability to refinance indebtedness, competition, uncertainties over the development and success of our expansion projects (including the new hotel tower at Silver Slipper), acceptance of our new hotel product, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financials
(a) We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, board and executive transition costs, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. Although Adjusted EBITDA and Adjusted Property EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA and Adjusted Property EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Casino	$30,577	$29,606	$84,374	$85,136
Food and beverage	6,891	5,298	19,053	15,607
Hotel	2,020	1,314	4,836	3,830
Management fees	—	273	—	1,066
Other operations	1,208	1,098	2,890	2,737
Gross revenues	40,696	37,589	111,153	108,376
Less promotional allowances	(6,430)	(4,672)	(17,077)	(13,700)
Net revenues	34,266	32,917	94,076	94,676
Operating costs and expenses
Casino	15,600	14,099	43,569	43,763
Food and beverage	2,282	2,170	6,632	6,492
Hotel	248	214	678	537
Other operations	372	370	1,023	996
Selling, general and administrative	9,570	10,937	30,763	32,824
Project development, acquisition costs and preopening	730	72	894	407
Depreciation and amortization	2,203	2,398	6,225	7,165
Impairment	—	—	—	11,547
	31,005	30,260	89,784	103,731
Operating income (loss)	3,261	2,657	4,292	(9,055)
Other (expense) income
Interest expense, net of capitalized interest	(1,829)	(1,614)	(4,876)	(4,702)
Settlement loss	—	(1,700)	—	(1,700)
Other	—	(61)	12	(68)
	(1,829)	(3,375)	(4,864)	(6,470)
Income (loss) before income taxes	1,432	(718)	(572)	(15,525)
Provision (benefit) for income taxes	(603)	48	(425)	(5,186)
Net income (loss)	$2,035	$(766)	$(147)	$(10,339)
Basic and diluted loss per share	$0.11	$(0.04)	$(0.01)	$(0.55)
Basic and diluted weighted average number of common shares outstanding	18,969	18,877	18,927	18,874

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net Revenues
Silver Slipper Casino and Hotel	$14,894	$12,111	$42,967	$36,879
Rising Star Casino Resort	12,563	13,399	35,444	40,188
Northern Nevada Casinos	6,809	7,134	15,665	16,543
Development/Management	—	273	—	1,066
Corporate	—	—	—	—
	$34,266	$32,917	$94,076	$94,676

Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,413	$1,736	$7,774	$6,009
Rising Star Casino Resort	2,455	1,650	3,251	2,503
Northern Nevada Casinos	2,227	2,463	3,269	3,847
Development/Management	—	273	—	1,066
Corporate	(844)	(936)	(2,964)	(3,091)
	6,251	5,186	11,330	10,334

Depreciation and amortization	(2,203)	(2,398)	(6,225)	(7,165)
Impairment	—	—	—	(11,547)
Write-offs, recoveries and asset disposals	—	—	366	(51)
Preopening	(21)	—	(134)	—
Project development & acquisition costs	(709)	(72)	(760)	(407)
Stock compensation	(57)	(59)	(285)	(219)
Operating income (loss)	3,261	2,657	4,292	(9,055)
Non-operating expense (income)
Interest expense	(1,829)	(1,614)	(4,876)	(4,702)
Settlement loss	—	(1,700)	—	(1,700)
Other	—	(61)	12	(68)
	(1,829)	(3,375)	(4,864)	(6,470)
Income (loss) before income taxes	1,432	(718)	(572)	(15,525)
Provision (benefit) for income taxes	(603)	48	(425)	(5,186)
Net income (loss)	$2,035	$(766)	$(147)	$(10,339)

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Rising Star Casino Resort in Rising Sun, Indiana; Silver Slipper Casino and Hotel in Hancock County, Mississippi; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. The Company recently announced its intent to purchase Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado and has proposed American Place, a major development in Indianapolis, Indiana. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com